PRICING SUPPLEMENT NO.  60  DATED                   Filed Pursuant to
FEBRUARY 26, 1998, TO PROSPECTUS DATED              Rule 424(b)(5)
SEPTEMBER 17, 1997, AS SUPPLEMENTED BY              File No. 333-34087
PROSPECTUS SUPPLEMENTS DATED
OCTOBER 1, 1997

                        CMS ENERGY CORPORATION

  General Term Notes (servicemark of J.W. Korth & Company), Series D
              Due 9 Months to 25 Years from date of issue

       Pursuant to the terms of a Distribution Agreement as supplemented by certain letter agreements, the Company has appointed the Agents referred to below as agents through which General Term Notes (servicemark of J.W. Korth & Company) (the "Notes") may be offered by the Company on a continuous basis. Additional Agents may be designated under the
Distribution Agreement from time to time.   Except as set forth herein,
the Notes offered hereby have such terms as are described in the accompanying Prospectus dated September 17, 1997, as supplemented by the Prospectus Supplements dated October 1, 1997.

Aggregate Principal Amount:               $ 960,000.00
Original Issue Date (Settlement Date)     March 3, 1998
Stated Maturity Date:                     February 15, 2005
Issue Price to Public:                    100.00% of Principal Amount
Interest Rate:                            6.750% Per Annum
Interest Payment Dates:                   April 15 and monthly
                                          thereafter
                                          Commencing April 15, 1998
Survivor's Option:                        [ X ] Yes   [   ] No
Optional Redemption:                      [ X ] Yes   [   ] No
Initial Redemption Date:                  February 15, 2000
Redemption Price:                         Initially 101.00% of Principal
                                          Amount and 100% after the
                                          first anniversary of the
                                          Initial Redemption Date.

       Agent                              Principal Amount of Notes
                                            Solicited by Each Agent

Prudential Securities Incorporated        $ 568,000.00
First of Michigan Corporation             $  25,000.00
Roney & Co.                               $  28,000.00
J.W. Korth & Company                      $ 339,000.00
       Total                              $ 960,000.00

                                          Per Note
                                          Sold by Agents
                                           To Public            Total

Issue Price:                              $   1,000.00    $ 960,000.00
Agent's Discount or Commission:           $       7.00    $   6,720.00
Maximum Dealer's Discount or
  Selling Concession:                     $      19.50    $  18,720.00
Proceeds to the Company:                  $     973.50    $ 934,560.00

CUSIP Number:   12589QWQ5